Attachment A

Continental Airlines' Quarterly Update
	2002 Estimated Year-over-Year %Change		2003 Estimated Year-over-Year %Change
ASMs	4th Qtr.(E)	Full Year(E)	Full Year(E)
Domestic Latin America Europe Pacific System Continental Express	4.0% 8.5% 12.0% 22.0% 7.0% 23.0%	(7.0)% (1.5)% (2.0)% (4.5)% (5.0)% 14.5%	(4)% (2)% 8% 5% (1)% 31%

	2002 Estimate		2003 Estimate
Load Factor	4th Qtr.(E)	Full Year(E)	Full Year(E)
Continental Continental Express	69 - 70% 62 - 63%	73 - 74% 62 - 63%	74 - 75% 64 - 65%
	2002 Estimated Year-over-Year Change		2003 Estimated Year-over-Year Change
Jet Operating Statistics	4th Qtr.(E)	Full Year(E)	Full Year(E)
CASM CASM Holding Fuel Price Constant Fuel Gallons Consumed Fuel Price (excluding fuel taxes)	(2) - (1)% (5) - (4)% 5 - 6% 79 - 82 cents	(3) - (2)% (2) - (1)% (10) - (9)% 69 - 72 cents	2 - 3% 2 - 3% (1) - 0% 69 - 73 cents

	2002 Estimated Amounts		2003 Estimated Amounts
Financial	4th Qtr.(E)	Full Year(E)	Full Year(E)
Aircraft Rent Net Interest Expense Dividends on Preferred Stock of Trust	$228 Million $80 Million $2.4 Million	$915 Million $300 Million $9.6 Million	$915 Million $305 Million $9.6 Million

Fuel Hedges	% of Volume Hedged	Wtd. Average Strike Price of Caps
Fourth Quarter 2002: Total/Average: First Quarter 2003:	25% 25% 15% 15% 15% 95% 95%	$25.00/Barrel $28.00/Barrel $33.00/Barrel $27.50/Barrel $26.95/Barrel $27.76/Barrel $33.00/Barrel

Cash Capital Expenditures	2002 Estimated Amounts ($Millions)	2003 Estimated Amounts ($Millions)
Fleet* Non-Fleet Rotable Parts & Capitalized Interest Total Net Purchase Deposits Financing*	$395 140 33 $568 (148) (150) $270	$100 120 110 $330 30 0 $360

*Capital Expenditures for 2002 includes $150 million of expenditures related to two aircraft purchased and delivered in the second quarter but collateralized with debt financing in the third quarter.

EPS Estimated Share Count

Share count estimates for calculating basic and diluted earnings per share at different income levels are as follows:

Fourth Quarter 2002 (Millions)

Quarterly	Number of Shares
Earnings Level	Basic	Diluted	Interest Addback
Over $36 Between $19 - $36 Under $19	65.3 65.3 65.3	74.4 70.3 65.3	$3.6 $1.4 --

Full Year 2002 (Millions)
Year-to-date	Number of Shares
Earnings Level	Basic	Diluted	Interest Addback
Over $137 Between $73 - $137 Under $73	64.2 64.2 64.2	73.4 69.2 64.2	$14.2 $5.7 --

Full Year 2003 (Millions)

Year-to-date	Number of Shares
Earnings Level	Basic	Diluted	Interest Addback
Over $140 Between $74 - $140 Under $74	65.3 65.3 65.3	74.4 70.3 65.3	$14.2 $5.7 --

These share count charts are based upon several assumptions including market stock price and number of shares outstanding. The number of shares used in the actual EPS calculation will likely be different from those set forth above.